As filed with the Securities and Exchange Commission on February 27, 2009

Registration No. 333-154579

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3

ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Advanced Life Sciences Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2854	30-0296543
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1440 Davey Road

Woodridge, Illinois 60517

(630) 739-6744

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael T. Flavin, Ph.D.

Chairman and Chief Executive Officer

Advanced Life Sciences Holdings, Inc.

1440 Davey Road

Woodridge, Illinois 60517

(630) 739-6744

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

R. Cabell Morris, Jr., Esq.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

(312) 558-5600

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “accelerated filer” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

This Post-Effective Amendment No. 2 amends the Registration Statement on Form S-1 (No. 333-154579) of Advanced Life Sciences Holdings, Inc. filed with the Commission and declared effective on December 3, 2008.   As a registration fee was paid on the shares registered hereby in connection with their original registration, no registration fee is being paid in connection herewith.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-130473) previously filed with, and declared effective by, the Securities and Exchange Commission (the “Registration Statement”) is being filed for the purpose of incorporating by reference the registrant’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on February 25, 2009. Post-Effective Amendment No. 1 to the Registration Statement was filed on February 13, 2009 to incorporate by reference the registrant’s Form 10-K for the year ended December 31, 2008 and to make corresponding changes therein.

Subject to Completion dated February 27, 2009

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

10,361,251 Shares of Common Stock

This prospectus relates to the public offering of shares of our common stock by YA Global Investments, L.P., the selling stockholder. The selling stockholder may sell under this prospectus up to 10,361,251 shares of our common stock.  We issued 393,339 shares of our common stock to the selling stockholder as a commitment fee and may from time to time issue all or a portion of the $15 million worth of additional shares to the selling stockholder at 95% of the market price at the time of such issuance determined in accordance with the terms of a Standby Equity Distribution Agreement dated as of September 29, 2008 (the “SEDA”) by and between Advanced Life Sciences Holdings, Inc. and YA Global Investments, L.P., and 9,967,912 of such additional shares may be sold by the selling stockholder under this prospectus.  The selling stockholder may sell shares from time to time on or off the Nasdaq Capital Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions.  None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

For additional information on the methods of sale that may be used by the selling stockholder, see the section entitled “Plan of Distribution” on page 18. We will not receive any of the proceeds from the sale of these shares. However, we will receive proceeds from the selling stockholder from the initial sale to such stockholder of these shares. We have and will continue to bear the costs relating to the registration of these shares.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “ADLS.” On February 25, 2009 the last sale price of our common stock was $ 0.24 per share.  The shares of common stock registered hereunder are being offered for sale by the selling stockholder at prices established on the Nasdaq Capital Market or other principal trading market for our common stock during the term of this offering.

Investment in our common stock involves risks.

See “Risk Factors” beginning on page 1 of this prospectus.

With the exception of YA Global Investments, L.P., which is an “underwriter” within the meaning of the Securities Act of 1933, as amended, no other underwriter or person has been engaged to facilitate the sale of shares of our stock in this offering.  The Securities and Exchange Commission may take the view that, under certain circumstances, any broker-dealers or agents that participate with the selling stockholder in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2009

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

COMPANY INFORMATION

We are a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs in the areas of infection, oncology and respiratory diseases. We were incorporated in Delaware in 2004. Our operating subsidiary, Advanced Life Sciences, Inc., was incorporated in Illinois in 1999. Our principal executive offices are located at 1440 Davey Road, Woodridge, Illinois 60517. Our telephone number is (630) 739-6744. Our web site is http://www.advancedlifesciences.com.  Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, we do not intend the information found on our web site to be part of this prospectus and our web site may not contain all of the information that is important to you.

“Advancing Discoveries For Health” and the Advanced Life Sciences logo are trademarks of Advanced Life Sciences, Inc.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference into this prospectus in their entirety.  If any of the events or developments described therein actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline, and you could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Advanced Life Sciences Holdings, Inc. to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking statements, including any projections of revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization timelines; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include risks that are described under the heading “Risk Factors” in our Annual Report on Form 10-K and elsewhere in this prospectus and that are otherwise described from time to time in our Securities and Exchange Commission reports filed after this prospectus.

The forward-looking statements included in this prospectus and the documents incorporated herein by reference represent our estimates as of the date of this prospectus or such document, as the case may be. We specifically disclaim any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this prospectus or such document incorporated herein by reference, as the case may be.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. However, we may receive up to $15 million in proceeds from the sale of shares of common stock to YA Global pursuant to the SEDA.  In light of current prevailing trading prices of our common stock as reported by the Nasdaq Capital Market and the formula for pricing for the issuance of shares under the SEDA described below, the shares of common stock covered by the registration statement of which this prospectus is a part are not likely to be sufficient to raise the full $15 million maximum amount available under the SEDA.  See “Selling Stockholder” and “Plan of Distribution” described below.

For each share of Common Stock purchased under the SEDA, YA Global will pay ninety-five percent (95%) of the lowest daily volume weighted average price (“VWAP”) during the five (5) consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA). Each such Advance may be for an amount not to exceed the greater of $400,000 and the average daily trading volume of the Company’s common stock for the five (5) consecutive trading days prior to the Advance Notice Date. Each

Advance Notice Date must be no less than five (5) trading days after the prior Advance Notice Date.

We anticipate, and have represented to YA Global in the SEDA, that the proceeds received under the SEDA will be utilized only for working capital and general corporate purposes.

DIVIDEND POLICY

We have neither declared nor paid dividends on our common stock since our inception and do not plan to pay dividends in the foreseeable future. Any determination in the future to pay cash dividends will depend on our financial condition, capital requirements, result of operations, contractual limitations and other factors deemed relevant by the board of directors.

DILUTION

The net tangible book deficit of the Company as of December 31, 2008 was $12,828,402 or $0.31 per share of common stock. Net tangible book deficit per share is determined by dividing the tangible book deficit of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Because this offering is being made solely by the selling stockholder and none of the proceeds will be paid to the Company, our net tangible book deficit will be unaffected by this offering. Our net tangible book deficit and our net tangible book deficit per share, however, will be impacted by the common stock to be issued under the SEDA. The amount of dilution will depend on the offering price and number of shares to be issued under the SEDA. The following example shows the dilution to new investors at an assumed offering price of $0.24 per share (the last reported sale price of our common stock on February 25, 2009).

Although we are registering only 10,361,251 shares of common stock, if we assume that such shares were sold at an assumed offering price of $0.24 per share, less an underwriting discount equal to five percent (5%), less offering expenses of $175,102, our net tangible book deficit as of December 31, 2008 would have been $10,641,139 or $0.21 per share. Such an offering would represent an immediate reduction in net tangible book deficit to existing stockholders of $0.10 per share and an immediate dilution to new stockholders of $0.45 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.24
Net tangible book deficit per share before this offering	$0.31
Increase attributable to new investors	$0.10
Net tangible book deficit per share after this offering		$0.21
Dilution per share to new stockholders		$0.45

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

Assumed Offering Price	No. Of Shares To Be Issued(1)	Dilution Per Share To New Investors

$0.24	10,361,251	$0.45
$0.18	10,361,251	$0.40
$0.12	10,361,251	$0.35
$0.06	10,361,251	$0.30

(1)         This represents the maximum number of shares of common stock that are being registered pursuant to the SEDA at this time.

The issuance of the 10,361,251 shares pursuant to the SEDA will have a dilutive impact on our existing stockholders. Please see “Risk Factors — There are Substantial Risks Associated with the Standby Equity Distribution Agreement” in our Form 10-K for the year ended December 31, 2008, incorporated by reference in this prospectus.

MARKET PRICE INFORMATION

Our common stock has been traded on the Nasdaq Capital Market under the symbol ADLS since September 21, 2007 and prior to that on the Nasdaq National Market since August 4, 2005. The following table provides the high and low sales prices for our common stock as reported for the periods indicated.

	High	Low
Quarter ended March 31, 2007	$3.11	$2.31
Quarter ended June 30, 2007	$3.97	$2.24
Quarter ended September 30, 2007	$2.82	$1.29
Quarter ended December 31, 2007	$2.85	$1.55
Quarter ended March 31, 2008	$1.79	$0.67
Quarter ended June 30, 2008	$1.66	$0.88
Quarter ended September 30, 2008	$1.45	$0.67
Quarter ended December 31, 2008	$0.87	$0.15
Period from January 1, 2009 to February 25, 2009	$0.45	$0.14

On February 25, 2009, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.24 per share. As of February 25, 2009, there were approximately 29 shareholders of record of our common stock.

SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

	Years ended December 31,					Period from Inception (January 1, 1999) to
	2008	2007	2006	2005	2004	December 31, 2008

Statement of Operations Data:

Revenue	$240,830	$—	$39,788	$121,451	$319,780	$2,482,819
Operating expenses
Research and development (1)	15,709,293	25,735,759	17,202,113	3,121,616	25,661,868	98,560,700
Selling, general and administrative	7,116,549	6,839,575	5,457,395	3,237,997	1,649,953	27,048,637

Loss from operations	(22,585,012)	(32,575,334)	(22,619,720)	(6,238,162)	(26,992,041)	(123,126,518)

Interest income	(306,846)	(717,884)	(1,651,916)	(272,216)	—	(2,948,862)
Interest expense	525,703	466,963	511,884	478,300	194,877	3,148,853
Gain on disposal (2)	—	—	(939,052)	—	—	(939,052)

Net other (income) expense	218,857	(250,921)	(2,079,084)	206,084	194,877	(739,061)

Net loss	(22,803,869)	(32,324,413)	(20,540,636)	(6,444,246)	(27,186,918)	(122,387,457)

Less subsidiary accumulating preferred
dividends for the period	175,000	175,000	175,000	175,000	175,000	1,669,792

Net loss allocable to common shareholders	$(22,978,869)	$(32,499,413)	$(20,715,636)	$(6,619,246)	$(27,361,918)	$(124,057,249)

Basic and diluted loss per common share (3)	$(0.59)	$(1.12)	$(0.78)	$(0.49)	$(13.27)

Weighted average shares outstanding (3)	39,098,943	28,910,041	26,546,785	13,610,694	2,062,351

	2008	2007	2006	2005	2004

Consolidated Balance Sheet Data:

Cash and cash equivalents	$1,527,108	$18,324,991	$27,054,947	$15,224,932	$194,555
Total assets	2,820,053	19,911,542	30,509,679	16,021,910	1,015,932
Long-term debt, less current portion	11,915,000	5,915,000	3,923,810	5,905,634	2,027,279
Total liabilities (4)	15,197,594	12,250,568	9,115,174	7,726,173	19,289,733
Deficit accumulated during development stage	(122,387,457)	(99,583,588)	(67,259,175)	(46,718,539)	(40,274,293)
Total stockholders equity (deficit)	$(12,377,541)	$7,660,974	$21,394,505	$8,295,737	$(18,273,801)

(1)

Amount for 2004 includes approximately $24.5 million of in-process research and development expense related to compounds licensed from Abbott Laboratories in December 2004. See Note 12 to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)

Amount for 2006 results from sale of ALS Inc.’s 50% interest in Sarawak MediChem Pharmaceuticals. See Note 3 to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)	Amount for 2004 has been restated to give effect to a 3.97-to-1 stock split authorized in June of 2005.
See Note 1 to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(4)

Amount for 2004 includes $14.0 million in payments made in 2005 under our license agreement with Abbott Laboratories executed in December 2004. See Note 12 to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

OTHER INFORMATION REGARDING THE COMPANY

Additional information regarding our business, properties, legal proceedings, equity compensation plans, changes in and disagreements with the accountants on accounting and financial disclosure, quantitative and qualitative disclosures about market risk and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Additional information regarding our directors and executive officers, executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions is incorporated in this prospectus by reference to our definitive proxy statement filed with the SEC on February 25, 2009.

SELLING STOCKHOLDER

The following information contains a description of the selling stockholder’s relationship to the Company and how the selling stockholder acquired (or shall acquire) the shares to be sold in this offering. Capitalized terms used but not defined in this section shall have the meanings given to them in the SEDA, as defined above. The selling stockholder has not held a position or office, or had any other material relationship, with the Company, except as follows:

YA Global Investments, L.P. (YA Global). YA Global is the investor under the SEDA. All investment decisions of, and control of, YA Global are held by its investment manager, Yorkville Advisors, LLC (“ Yorkville Advisors “). Mr. Mark Angelo, the portfolio manager of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. YA Global acquired, or will acquire, all shares being registered in this offering in financing transactions with the Company.

On September 29, 2008, the Company and YA Global entered into the SEDA pursuant to which the Company has the opportunity, for a two-year period beginning on the date on which the SEC first declares effective a registration statement registering the resale of our shares by YA Global, to sell shares of our common stock to YA Global for a total purchase price of up to Fifteen Million Dollars ($15,000,000). YA Global intends to sell up to 9,967,912 of these shares of our common stock, along with 393,339 shares issued to them under the SEDA as a commitment fee, under this prospectus.

For each share of common stock purchased under the SEDA, YA Global will pay ninety-five percent (95%) of the lowest daily VWAP during the five (5) consecutive trading days after the Advance Notice Date. Each such Advance may be for an amount not to exceed the greater of $400,000 and the average daily trading volume of the Company’s common stock for the five (5) consecutive trading days prior to the Advance Notice Date. Each Advance Notice Date must be no less than five (5) trading days after the prior Advance Notice Date.

We paid $25,000 to YA Global as a structuring and due diligence fee and issued $300,000 worth of stock, which is included in the shares under this prospectus, as a commitment fee under the SEDA. We may terminate the SEDA upon fifteen (15) trading days of prior notice to YA Global, as long as there are no Advances outstanding and we have paid to YA Global all amounts then due. A copy of the SEDA is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the SEC on October 3, 2008.

We relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and the rules and regulations promulgated thereunder to issue the 393,339 shares as a commitment fee and will rely on such exemption in issuing additional shares from time to time under the SEDA. The private placement was and will be made without general solicitation or advertising. The shares of common stock were and will be offered and sold only to a purchaser that is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

The below table and the accompanying footnotes are prepared based in part on information supplied to us beginning on September 29, 2008 by the selling stockholder. The table and footnotes assume that the selling stockholder will sell all of such shares, including the shares issuable under the SEDA which have not at this time been issued. However, because the selling stockholder may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of any sales. We do not know how long the selling stockholder will hold the shares before selling them. Information concerning the selling stockholder may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

	Shares Beneficially Owned Prior to Offering			Number of Shares Being Offered		Shares Beneficially Owned After Offering(1)
	Number		Percent	Number	Percent	Number		Percent
Selling Stockholder
YA Global Investments, L.P.	393,339	(2)	1.0%	10,361,251	100%	0	(3)	0%

(1)	Assumes the sale of all shares being offered in this prospectus.

(2)

This number represents the shares issued to the selling stockholder as a commitment fee under the SEDA and does not include any shares which may be sold to the selling stockholder pursuant to the terms of the SEDA.

(3)

The total number of shares that may be issued and sold to the selling stockholder under the SEDA depends on the prevailing market price at the time of such sales and is not currently determinable, but is limited to $15 million and subject to the other terms and conditions of the SEDA. The number of shares sold under the SEDA to the selling stockholder may be greater than 10,361,251, which is the total number of shares that the selling stockholder may sell from time to time under this prospectus.

PLAN OF DISTRIBUTION

The selling stockholder of the common stock and any of its pledgees, assignees and successors-in-interest (the “Selling Stockholders”) may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•              ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•              block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•              purchases by a broker dealer as principal and resale by the broker dealer for its account;

•              an exchange distribution in accordance with the rules of the applicable exchange;

•              privately negotiated transactions;

•              broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•              through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•              a combination of any such methods of sale; or

•              any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

YA Global is, and any other Selling Stockholders, broker-dealers or agents that are involved in selling the shares may be deemed to be, an “underwriter” within the meaning of the Securities Act in connection with such sales. With respect to YA Global and any other Selling Stockholders, broker-dealers or agents deemed to be underwriters, any commissions received by such party and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because YA Global is, and any other Selling Stockholder may be deemed to be, an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock, as well as options to purchase our common stock, and provisions of our amended and restated certificate of incorporation and our bylaws. This description is only a summary and is qualified by reference to our certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Our authorized capital stock consists of 60,000,000 shares of our common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock that may be issued in one or more series.

Common Stock

As of February 25, 2009, there were 42,063,563 shares of our common stock outstanding and held of record by 29 stockholders. In addition, as of February 25, 2009, 3,077,728 shares of our common stock were subject to outstanding options and

10,292,161 shares of our common stock were subject to outstanding warrants.

The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. The holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board out of any funds legally available for the payment of dividends. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors, without any further action by our stockholders, will be authorized to issue shares of our undesignated preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

In connection with our spin-off from MediChem Life Sciences, Inc. in 1999, Advanced Life Sciences, Inc., our current operating subsidiary, issued 250,000 shares of its Series A preferred stock to MediChem Life Sciences. The preferred stock accumulates cash dividends at a rate of 7.0% per annum on the face liquidation amount of $2,500,000. Dividends are only payable when, as and if declared by the board of directors of Advanced Life Sciences, Inc. The preferred stock is not convertible into our common stock and only has voting rights to the extent necessary to protect the powers, preferences or rights of the shares of preferred stock. The preferred stock has a liquidation preference upon the dissolution or winding up of Advanced Life Sciences, Inc., not including a sale of all its assets or a merger or consolidation. If there were to be a dissolution or winding up of Advanced Life Sciences, Inc., the preferred stock would be entitled to a liquidation preference, prior to any distribution on the common stock, in the amount of $2,500,000 plus accrued and unpaid dividends at the time of liquidation. The total liquidation preference as of December 31, 2008 was approximately $4.2 million, including approximately $1.7 million of accrued dividends. Except in the event of a liquidation, we do not intend ever to declare or pay dividends on the outstanding preferred stock.

Stock Options

As of February 25, 2009 options to purchase a total of 3,077,728 shares of our common stock were outstanding at a weighted average exercise price of $1.63 per share and options to purchase an additional total of 1,388,652 shares of common stock may be granted under our 2005 Stock Incentive Plan.

Warrants

As of February 25, 2009, the following warrants were outstanding:

•                                        A warrant to purchase up to 14,887 shares of our common stock at an exercise price of $5.00 per share issued to Leaders Bank on December 13, 2004 in connection with entering into our bank line of credit with Leaders Bank.

•                                        A warrant to purchase up to 65,000 shares of our common stock at an exercise price of $1.00 per share issued to Leaders Bank on October 23, 2008 in connection with entering into an amended and restated line of credit with Leaders Bank.

•                                        Warrants to purchase an aggregate of 5,116,732 shares of our common stock at an exercise price of $3.81 per share were issued to various institutional investors in connection with a private placement completed by the Company on March 3, 2006. These warrants may be exercised commencing 180 days from March 3, 2006 to March 3, 2011.

•                                        Warrants to purchase an aggregate of 5,095,542 shares of our common stock at an exercise price of $2.15 per share were issued to various institutional investors in connection with a private placement completed by the Company on

December 13, 2007. These warrants may be exercised commencing 180 days from December 13, 2007 to December 13, 2012.

Registration Rights

Under the terms of registration rights agreements with holders of 1,888,606 shares of our common stock, we have granted to these holders rights to register such shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other stockholders, the holders of these shares are entitled, under certain circumstances, to include in the registration statement, at our expense, their shares of common stock. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. Each holder of our common stock that has the foregoing registration rights waived such rights to register any shares as part of this registration.

Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and By-laws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the stockholder became an interested stockholder, unless:

•                                        prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                                        upon the completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                                        on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•              any merger or consolidation involving the corporation and the interested stockholder;

•              any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•              subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•              subject to exceptions, any transaction involving the corporation that has the effect of increasing the interested stockholder’s proportionate share of the stock of any class or series of the corporation; or

•              the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person that owns, or within three years prior to the determination of interested stockholder status, did own 15% or more of the outstanding voting stock of the corporation.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and bylaws:

•              permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

•              provide that the authorized number of directors may be changed only by resolution of the board of directors;

•              divide our board of directors into three staggered classes;

•              provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing, and also must comply with specified requirements as to the form and content of a stockholder’s notice;

•              do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•              provide that special meetings of our stockholders may be called only by our Chairman or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Bank of New York Mellon. The transfer agent’s address is 480 Washington Blvd. 27th Floor, Jersey City, NJ 07310.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Winston & Strawn LLP, Chicago, Illinois. On February 8, 2005, we issued and sold 7,940 shares of our common stock to Thomas Fitzgerald of Winston & Strawn LLP at a purchase price of $8.02 per share.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to uncertainty about the Company’s ability to continue as a going concern and that the Company is in the development stage), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may read and copy our SEC filings, including the registration statement or any other information Advanced Life

Sciences Holdings, Inc. files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s web site (http://www.sec.gov).

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)  Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)  Current Reports on Form 8-K filed on January 9, 2009, February 11, 2009 and February 27, 2009;

(3)  The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 15, 2005 under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

(4)  Definitive Proxy Statement on Schedule 14A, filed on February 25, 2009.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by contacting our investor relations department at 1440 Davey Road, Woodridge, Illinois 60517, telephone (630) 739-6744, or you may obtain them from our corporate website at www.advancedlifesciences.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through its website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to its website.

Common Stock

ADVANCED LIFE SCIENCES HOLDINGS, INC.

PROSPECTUS

                            , 2009

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with this offering:

Securities and Exchange Commission Registration Fee	$102
Printing Engraving Fees and Expenses	7,000
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	68,000
TOTAL	$175,102

Advanced Life Sciences Holdings, Inc. has borne and will bear all of the expenses shown above.

Item 14.  Indemnification of Directors and Officers

Subsection (a) of Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation and by-laws provide that indemnification shall be to the fullest extent permitted by the DGCL for all of our current or former directors or officers.

As permitted by the DGCL, our amended and restated certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the DGCL or (iv) for any transaction in which a director derives an improper personal benefit.

Item 15.  Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold by us since February 27, 2006:

(1)           Since the adoption of our 1999 and 2005 Stock Incentive Plans, we have granted options to purchase 3,560,707 shares of common stock to employees, directors and consultants at exercise prices ranging from $0.157 to $8.02 per share. Of the 3,560,707 options granted, 3,077,728 remain outstanding, 263,252 were terminated and 219,727 shares of common stock have been purchased pursuant to the exercises of stock options for the aggregate consideration of $39,340.

(2)           On March 3, 2006, we issued 10,233,464 shares of common stock to institutional investors for a purchase price of $3.53 per share and warrants to purchase an additional 5,116,732 shares of common stock for an exercise price of $3.81 per share.  The aggregate offering price of the shares of common stock sold was $36,124,128 and the registrant paid commissions to the placement agent of $2,528,689.

(3)           On December 10, 2007, we issued 10,191,083 shares of common stock to institutional investors for a purchase price of $1.96 per share and warrants to purchase an additional 5,095,542 shares of common stock for an exercise price of $2.15 per share.  The aggregate offering price of the shares of common stock sold was $20,000,000 and the registrant paid commissions to the placement agent of $1,987,261.

(4)           On September 29, 2008, we issued 1,888,606 shares of common stock to Wyeth for a purchase price of $0.908 per share and an aggregate offering price of $1,714,854.

(5)           On September 29, 2008, we issued 393,339 shares of common stock to YA Global Investments, L.P. in payment of a $300,000 fee.

(6)           On January 16, 2009, we issued 180,995 shares of common stock to YA Global Investments, L.P. for a purchase price of $0.309 per share and an aggregate offering price of $56,000.

(7)           On January 27, 2009, we issued 344,234 shares of common stock to YA Global Investments, L.P. for a purchase price of $0.291 per share and an aggregate offering price of $100,000.

(8)           On February 5, 2009, we issued 256,148 shares of common stock to YA Global Investments, L.P. for a purchase price of $0.293 per share and an aggregate offering price of $75,000.

(9)           On February 13, 2009, we issued 471,254 shares of common stock to YA Global Investments, L.P. for a purchase price of $0.212 per share and an aggregate offering price of $100,000.

The offers, sales, and issuances of the securities described in paragraphs 2 through 9 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. The offers, sales and issuances of the options and common stock described in paragraph 1 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and received the securities under our 1999 and 2005 Stock Incentive Plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.  Exhibits and Financial Statement Schedules

The following exhibits are included with this filing or incorporated by reference as listed herein:

EXHIBIT INDEX

Exhibit No.	Description

3.1

Amended and Restated Certificate of Incorporation of Advanced Life Sciences Holdings, Inc. (as filed in our Amended Registration Statement on Form S-1/A as exhibit 3.1 on June 3, 2005, as amended and filed in Amended Registration Statement on Form S-1/A as exhibit 3.2 on July 1, 2005)

3.2

By-laws of Advanced Life Sciences Holdings, Inc. (as filed in our Amended Registration Statement on Form S-1/A as exhibit 3.3 on July 28, 2005, as amended and filed in our Current Report on Form 8-K as exhibit 3.1 on December 14, 2007)

4.1

Standby Equity Distribution Agreement, dated as of September 29, 2008, by and between the Company and YA Global Investments L.P. (as filed in our Current Report on Form 8-K as exhibit 4.1 on October 3, 2008)

4.2	Form of Warrant to Purchase Shares of Common Stock of Advanced Life Sciences Holdings, Inc. Stock. (as filed in our Current Report on Form 8-K as exhibit 4.2 on March 2, 2006)

4.3	Form of Warrant to Purchase Shares of Common Stock of Advanced Life Sciences Holdings, Inc. Stock. (as filed in our Current Report on Form 8-K as exhibit 4.2 on December 12, 2007)

4.4

Warrant issued to The Leaders Group, Inc. to purchase 14,887 shares of our common stock at $5 per share, dated as of December 21, 2004 (as filed in our Amended Registration Statement on Form S-1/A as exhibit 4.2 on June 3, 2005)

4.5

Warrant issued to The Leaders Group, Inc. to purchase 65,000 shares of Advanced Life Sciences Holdings Common stock at $1 per share, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 4.1 on November 6, 2008).

5.1	Opinion of Winston & Strawn LLP (as filed in our Registration Statement on Form S-3 as exhibit 5.1 on October 21, 2008).

10.1

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Michael T. Flavin, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on November 14, 2007)

10.2

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and John L Flavin (as filed in our Quarterly Report on Form 10-Q as exhibit 10.2 on November 14, 2007)

10.3

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Suseelan Pookote, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.4 on November 14, 2007)

10.4

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Ze-Qi Xu, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.5 on November 14, 2007)

10.5

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Patrick W. Flavin (as filed in our Quarterly Report on Form 10-Q as exhibit 10.6 on November 14, 2007)

Exhibit No.	Description
10.6

Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and David Eiznhamer, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.7 on November 14, 2007)

10.7	Amended and Restated Employment Agreement, dated May 2, 2008, between Advanced Life Sciences, Inc. and Michael J. Cogan (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on May 7, 2008)

10.8

Stock Incentive Plan Assignment, Assumption and Amendment Agreement, dated December 13, 2004, by and between Advanced Life Sciences, Inc. and Advanced Life Sciences Holdings, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 10.1 on April 28, 2005)

10.9	Advanced Life Sciences Holdings, Inc. 2005 Stock Incentive Plan. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.2 on May 7, 2008)

10.10

Development and Commercialization Agreement by and between Wyeth acting through its Wyeth Pharmaceuticals Division and Advanced Life Sciences Holdings, Inc., dated as of September 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.11 on November 6, 2008).

10.11	Advanced Life Sciences, Inc. Annual Bonus Plan (as filed in our Registration Statement on Form S-1 as exhibit 10.18 on April 28, 2005)

10.12

Assignment of Lease by Lessor with Consent of Lessee, dated November 1, 2004, by Flavin Ventures, LLC to Biostart Property Group, LLC. (as filed in our Registration Statement on Form S-1 as exhibit 10.20 on April 28, 2005)

10.13	First Amendment to Lease Agreement between Advanced Life Sciences, Inc. and BioStart Property Group, LLC (as filed in our Current Report on Form 8-K as exhibit 10.2 on April 20, 2006)

10.14

License Agreement, dated December 13, 2004, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc. (as amended on April 27, 2005, August 2, 2005 and August 5, 2005 as filed in our Current Report on Form 8-K as exhibit 10.10 on August 12, 2005)

10.15	Fourth Amendment to License Agreement between Advanced Life Sciences, Inc. and Abbott Laboratories (as filed in our Quarterly Report on Form 10-Q as exhibit 10.9 on November 14, 2007)

10.16

License Agreement, dated April 28, 2003, by and between The University of Chicago, as Operator of Argonne National Laboratory, and Advanced Life Sciences, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 10.11 on April 28, 2005)

10.17

Exclusive License Agreement, dated December 2, 1999, by and between the Board of Trustees of the University of Illinois and Advanced Life Sciences, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 10.12 on April 28, 2005)

10.18	Patent Assignment and License Agreement, dated January 24, 1989, Baxter International Inc. and Michael T. Flavin (as filed in our Registration Statement on Form S-1 as exhibit 10.13 on April 28, 2005)

10.19

Letter of intent to proceed with purchase of raw materials to produce 1,750 Kg of Cethromycin between Advanced Life Sciences, Inc. and DSM Pharmaceutical Products, Inc. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on August 14, 2008).

10.20

Amended and Restated Business Loan Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on November 6, 2008).

Exhibit No.	Description
10.21

Amended and Restated Promissory Note between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.2 on November 6, 2008)

10.22	Commercial Pledge Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.3 on November 6, 2008).

10.23

Commercial Guaranty between Advanced Life Sciences Holdings, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.4 on November 6, 2008).

10.24

Commercial Security Agreement between Advanced Life Sciences Holdings, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.5 on November 6, 2008).

10.25

Amended and Restated Commercial Security Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.6 on November 6, 2008).

10.26

Intellectual Property Security Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.7 on November 6, 2008).

10.27	Commercial Guaranty between Advanced Life Sciences Holdings Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.8 on November 6, 2008).

10.28

Amended and Restated Commercial Pledge Agreement between ALS Ventures, LLC, Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.9 on November 6, 2008).

10.29

Agreement to Provide Insurance between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.10 on November 6, 2008).

10.30

Condition Precedent Waiver between Advanced Life Sciences, Inc. and YA Global Investments, L.P., dated as of November 19, 2008. (as filed in our Amendment No. 1 to Registration Statement on Form S-3 on Form S-1 as exhibit 10.30 on November 19, 2008)

10.31

Amended and Restated Promissory Note Loan Amendment dated January 5, 2009, between Advanced Life Sciences Holdings, Inc. and Michael T. Flavin. (as filed in our Current Report on Form 8-K as exhibit 10.1 on January 9, 2009)

21.1	Subsidiaries of Advanced Life Sciences Holdings, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 21.1 on April 28, 2005.)

21.2	Form of Indemnification Agreement (as filed in our Amended Registration Statement on Form S-1/A as exhibit 10.21 on June 3, 2005)

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1)

24.1	Power of Attorney (as filed in our Registration Statement on Form S-3 as exhibit 24.1 on October 21, 2008).

(*) Filed Herewith

Item 17.  Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on the 27th day of February, 2009.

ADVANCED LIFE SCIENCES HOLDINGS, INC.
(Registrant)

By:	/s/ Michael T. Flavin

Name:	Michael T. Flavin
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael T. Flavin	Chairman and Chief Executive Officer (Principal Executive Officer)	February 27, 2009
Michael T. Flavin

/s/ John L. Flavin	President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	February 27, 2009
John L. Flavin

*	Director	February 27, 2009
Scott Meadow

*	Director	February 27, 2009
Theron Odlaug

*	Director	February 27, 2009
Terry W. Osborn

*	Director	February 27, 2009
Richard A. Reck

*	Director	February 27, 2009
Israel Rubinstein

*		Director	February 27, 2009
Rosalie Sagraves

*		Director	February 27, 2009
Thomas V. Thornton

*By:	/s/ MICHAEL T. FLAVIN
Attorney-in-fact